Exhibit 99.2
News	Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Corporation Announces Sharply Higher
Second Quarter Earnings

BROOMFIELD, Colo., July 29, 2004— Ball Corporation [NYSE: BLL] today announced sharply higher second quarter earnings of $90.7 million, or $1.60 per diluted share, on sales of $1.47 billion. The earnings per diluted share were a 23 percent increase over the second quarter of 2003 when the company reported earnings of $74.3 million, or $1.30 per diluted share, on sales of $1.35 billion.

        For the first six months of 2004, Ball’s earnings were $137.5 million, or $2.41 per diluted share, on sales of $2.7 billion, compared to $105.8 million, or $1.84 per diluted share, on sales of $2.42 billion in the first half of 2003. The first half of 2004 had six more accounting days, all in the first quarter, than did the first half of 2003.

        “Our operating units are performing well, despite various challenges,” said R. David Hoover, chairman, president and chief executive officer. “All three of our reporting segments showed increases in both sales and earnings over the second quarter of 2003. Additionally, interest expense is down and our free cash flow generation continues to be very strong.

        “The company’s performance and outlook were recognized yesterday when our board of directors declared a two-for-one stock split and increased our quarterly dividend. This means that since 2002 we will have split our stock two-for-one on two occasions and increased the dividend on three,” Hoover said.

        The stock split is effective Aug. 23 to shareholders of record on Aug. 4, and the dividend of 10 cents per post-split share, a 33 percent increase over the previous dividend, will be payable Sept. 15 to shareholders of record on Sept. 1. Ball’s board also authorized the repurchase of up to 12 million of the company’s post-split shares.

North American Packaging Segment

        North American packaging segment earnings for the quarter were $91.4 million on sales of $945.4 million, compared to $80.3 million on sales of $905.9 million in the second quarter of 2003. For the first six months, earnings were $158.0 million on sales of $1.73 billion, compared to $135.9 million on sales of $1.62 billion in the first half of 2003.

        “Sales of metal beverage containers, metal food containers and plastic containers all increased in the first half of 2004 compared to the same period in 2003,” Hoover said. “In addition to the six extra shipping days in the first half, improvement came from a number of factors including increased custom beverage can sales and better operating results in metal food cans now that most of the line startup issues of last year are behind us.

        “Also, demand for metal beverage containers in general bounced back nicely from the second quarter and first half of 2003 when cool, wet weather, particularly in a few key regions of North America, put a damper on outdoor consumption where can usage is high,” Hoover said.

        “We continue to work hard at achieving more acceptable results from our plastic container operations, where poor margins on high-volume commodity products prevent us from earning our cost of capital,” Hoover said. “We have introduced a number of new containers for new and existing customers and have increased sales of higher margin heat set bottles for juices and other products. We expect to continue to move in that direction and away from dependence on the commodity containers.”

International Packaging Segment

        International packaging segment earnings for the second quarter were $62.1 million on sales of $351.5 million, compared to $50.4 million on sales of $321.1 million in the second quarter of 2003. For the first half of 2004, earnings were $89.7 million on sales of $635.3 million, compared to $64.7 million on sales of $549.7 in the first six months of 2003.

        “Results from our European operations remain favorable despite generally poorer weather conditions than a year ago and the disruption in Germany due to the wrangling over the mandatory deposit on beverage containers. The continued strength of the euro against the dollar also boosted results from our international packaging segment,” Hoover said. “We are encouraged by the positions being taken by the European Union regarding the German deposit. While we await a resolution, we are focusing on our pan-European backfill opportunities and working on additional creative ways to absorb the volume loss in Germany. Our European management has streamlined our operating structure by closing a plant in the United Kingdom and mothballing a production line in Germany.

        “Our results in China have improved appreciably year-over-year, largely as a result of the restructuring of our operations there,” Hoover said.

Aerospace and Technologies Segment

        Aerospace and technologies segment earnings in the quarter were $12 million on sales of $170.3 million, compared to $11 million on sales of $126.3 million in the second quarter of 2003. For the first half of 2004, earnings were $23.2 million on sales of $330.6 million, compared to $27.1 million on sales of $257.8 million in the first six months of 2003.

        “We have earned significant new business in our aerospace and technologies segment in recent months, adding to our top-line growth in that business. Margins in the early stages of many of those contracts typically are not what they are later when we receive various performance and completion awards,” Hoover said.

        “The highly sophisticated instruments and spacecraft we built and integrated for the Deep Impact mission to intercept and study a comet next July are undergoing extensive testing prior to shipment for launch,” Hoover said. “We are excited to be a part of such a challenging and high-profile mission as Deep Impact, which demonstrates our capabilities in space exploration.”

Outlook

        “We had a successful second quarter and a good first half of 2004,” Hoover said. “The first half included the six extra accounting days compared to the first half of 2003. Now in the second half of this year we will have five fewer accounting days, all coming out of the fourth quarter, than we did in the second half of 2003. That will make the comparables more difficult in the second half.

        “Still, barring the unforeseen, we currently believe that it is possible our second half results could exceed our first half results. Our plants are running very well. Our sales volumes are strong in nearly all areas. We are bringing new packages to market. Our aerospace business is growing nicely. Our employees everywhere, but particularly those in Germany, are working hard to meet the challenges thrown at them in the course of doing business. We have successful cost reduction programs in place throughout the corporation,” Hoover said.

        Raymond J. Seabrook, senior vice president and chief financial officer, said the company’s seasonal working capital build during the first half of 2004 was lower than anticipated because of strong first half packaging sales volumes, leading to an increase in the company’s free cash flow through June.

        “As a result of our improved operating performance, we now expect full-year 2004 free cash flow to exceed $325 million,” Seabrook said. “We still anticipate full-year capital spending to be in the $175 million to $200 million range, and we expect to repurchase at least $60 million worth of our stock and to reduce net debt by at least $200 million.”

        Ball Corporation is a supplier of high-quality metal and plastic packaging products and innovative packaging solutions to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball employs 12,600 people worldwide and reported 2003 sales of $4.9 billion.

Conference Call Information

At 9 a.m. Mountain Time today (11 a.m. Eastern), Ball Corporation will hold its regular quarterly conference call on the company’s results and performance. The North American toll-free number for the call is 888-489-9496. International callers should dial 1-646-862-1102. For those unable to listen to the live call, a taped rebroadcast will be available until midnight Mountain Time on Aug. 5, 2004. To access the rebroadcast, dial 800-633-8284 (domestic callers) or 1-402-977-9140 (international callers) and enter 21199004 as the reservation number. To listen to the call via Web cast, please use the following URL for the live call and for replay:
      http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=907563
      A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at the company’s website and at www.sec.gov. Factors that might affect the packaging segments of the company include fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; the German mandatory deposit or other restrictive packaging laws; availability and cost of raw materials, such as resin, steel and aluminum, and the ability to pass on to customers changes in these costs; changes in major customer contracts or the loss of a major customer; international business risks, such as foreign exchange rates and tax rates; and the effect of LIFO accounting on earnings. Factors that might affect the aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and associated integration activities; regulatory action or laws including environmental and workplace safety; goodwill impairment; antitrust and other litigation; strikes; boycotts; increases in various employee benefits and labor costs; rates of return projected and earned on assets of the company’s defined benefit retirement plans; reduced cash flow; and interest rates affecting our debt.

20/04                                                                                     ###

Condensed Financials (2nd quarter 2004)
Unaudited Statements of Consolidated Earnings
	Three Months ended		Six Months ended
($ in millions, except per share amounts)	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003

Net sales (note 1)	$1,467.2	$1,353.3	$2,698.7	$2,424.2

Costs and expenses
Cost of sales (excluding depreciation and
amortization)	1,193.5	1,103.1	2,206.0	1,989.1
Business consolidation costs	--	--	--	1.4
Depreciation and amortization	52.2	51.5	106.0	101.4
Selling and administrative	67.7	60.5	138.8	117.2

	1,313.4	1,215.1	2,450.8	2,209.1

Earnings before interest and taxes (note 1)	153.8	138.2	247.9	215.1

Interest expense	(25.0)	(33.4)	(53.3)	(65.4)
Tax provision	(40.8)	(33.5)	(62.3)	(49.2)
Minority interests	(0.2)	(0.2)	(0.5)	(0.5)
Equity in results of affiliates	2.9	3.2	5.7	5.8

Net earnings	$90.7	$74.3	$137.5	$105.8

Earnings per share:
Basic	$1.64	$1.33	$2.48	$1.89
Diluted	$1.60	$1.30	$2.41	$1.84

Weighted average shares outstanding (000's):
Basic	55,368	56,054	55,524	56,108
Diluted	56,850	57,306	57,009	57,380

Condensed Financials (2nd quarter 2004)
Unaudited Statements of Consolidated Cash Flows
	Three Months ended		Six Months ended
($ in millions)	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003
Cash Flows From Operating Activities:
Net earnings	$90.7	$74.3	$137.5	$105.8
Depreciation and amortization	52.2	51.5	106.0	101.4
Change in working capital	20.9	51.2	(163.2)	(199.8)
Withholding tax payment related to acquisition
(note 2)	--	--	--	(138.3)
Other	5.6	(1.7)	20.2	1.7

	169.4	175.3	100.5	(129.2)

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(32.5)	(41.6)	(67.4)	(71.9)
Business acquisitions	--	--	(30.0)	(28.0)
Purchase price adjustment	--	27.8	--	27.8
Other	(0.6)	(3.5)	(6.4)	(9.1)

	(33.1)	(17.3)	(103.8)	(81.2)

Cash Flows From Financing Activities:
Net change in borrowings	(106.4)	(142.0)	61.9	20.1
Dividends	(8.3)	(5.1)	(16.7)	(10.0)
Purchase of common stock, net	(27.0)	(30.1)	(42.1)	(23.9)
Other	(0.1)	2.3	(0.5)	(0.5)

	(141.8)	(174.9)	2.6	(14.3)

Effect of exchange rate changes on cash	0.2	2.6	0.1	5.3

Decrease in cash	(5.3)	(14.3)	(0.6)	(219.4)
Cash-beginning of period	41.2	54.1	36.5	259.2

Cash-end of period	$35.9	$39.8	$35.9	$39.8

Condensed Financials (2nd quarter 2004)
Unaudited Consolidated Balance Sheets
($ in millions)	July 4, 2004	June 29, 2003
Assets
Current assets
Cash and cash equivalents	$35.9	$39.8
Receivables, net	502.5	472.7
Inventories, net	607.9	589.1
Deferred taxes and prepaid expenses	77.0	60.0

Total current assets	1,223.3	1,161.6
Property, plant and equipment, net	1,455.9	1,455.8
Goodwill	1,314.4	1,250.6
Other assets	341.5	361.5

Total assets	$4,335.1	$4,229.5

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of term debt	$157.8	$147.3
Payables and accrued liabilities	863.0	793.8

Total current liabilities	1,020.8	941.1
Long-term debt	1,584.1	1,900.6
Other liabilities and minority interests	838.3	759.7
Shareholders' equity	891.9	628.1

Total liabilities and shareholders' equity	$4,335.1	$4,229.5

Notes to Condensed Financials (2nd quarter 2004)
($ in millions)	Three Months ended		Six Months ended
1. Business Segment Information	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003
Sales-
North American Packaging-
Metal beverage	$663.8	$639.8	$1,213.1	$1,141.8
Metal food	173.9	162.6	319.0	284.4
Plastic containers	107.7	103.5	200.7	190.5

	945.4	905.9	1,732.8	1,616.7

International Packaging-
Europe metal beverage	319.0	296.8	561.0	491.9
Asia metal beverage and plastic containers	32.5	24.3	74.3	57.8

	351.5	321.1	635.3	549.7

Aerospace and technologies	170.3	126.3	330.6	257.8

Net sales	$1,467.2	$1,353.3	$2,698.7	$2,424.2

Earnings before interest and taxes-
North American packaging	$91.4	$80.3	$158.0	$135.9
International packaging	62.1	50.4	89.7	64.7
Aerospace and technologies	12.0	11.0	23.2	27.1

Segment earnings before interest and taxes	165.5	141.7	270.9	227.7
Undistributed corporate costs	(11.7)	(3.5)	(23.0)	(12.6)

Earnings before interest and taxes	$153.8	$138.2	$247.9	$215.1

Notes to Condensed Financials (2nd quarter 2004)

2.    Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Reconciliations are provided on projected measures where the GAAP financial measure is available without unreasonable effort. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is the $138.3 million withholding tax payment liability assumed in the acquisition of Ball Packaging Europe in December 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believed this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller. Therefore, we excluded it from our 2003 free cash flow measure. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Based on our current 2004 capital spending forecast of $175 to $200 million, our projected 2004 free cash flow should exceed $325 million.